Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011

Fourth Quarter Net Income Increases to $355,000 from $49,000 in Year-Ago Period

Disposable Protective Apparel Segment Sales Increased 22.7% in the Fourth Quarter from the Year-Ago Period, Second Consecutive Quarterly Increase

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

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For the quarter ended December 31, 2011, Building Supply segment sales increased by 7.4% to $4.8 million, compared to $4.5 million for the quarter ended December 31, 2010; the Building Supply segment now comprises 56.1% of total revenues.

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For the quarter ended December 31, 2011, Disposable Protective Apparel segment sales increased 22.7% to $3.5 million from $2.8 million for the quarter ended December 31, 2010 due to strong sales to a major international supply chain partner.

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For the quarter ended December 31, 2011, net income increased 624% to $355,000 from $49,000 for the fourth quarter of 2010. Net income as a percentage of sales increased to 3.9% from 0.6% for the 2010 fourth quarter.

●	Cash increased to $7.5 million as of December 31, 2011, up from $5.3 million as of December 31, 2010.

Nogales, Arizona – March 14, 2012 Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building supply products, today announced financial results for the three months and year ended December 31, 2011.

Consolidated sales for the three months ended December 31, 2011 increased 5.1% to $9.2 million from $8.7 million in the comparable quarter of 2010. Building Supply segment sales for the three months ended December 31, 2011 increased by 7.4% to $4.8 million, compared to $4.5 million for the same period of 2010. The sales mix of the Building Supply segment for each of the three months ended December 31, 2011 and 2010 was 69% for synthetic roof underlayment and 31% for housewrap. Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2011 increased by 22.7% to $3.5 million, compared to $2.8 million for the same period of 2010. Infection Control segment sales for the three months ended December 31, 2011 decreased by 37.9% to $877,000, compared to $1.4 million for the same period of 2010. Mask sales were down by 26.3% to $599,000, shield sales were down by 20.2% to $278,000 and medical bed pad and pet bed sales were down $250,000 to $0, as this product line was sold in the first quarter of 2011.

Al Millar, President of Alpha Pro Tech, commented, “The overall sales increase for the fourth quarter of 2011 from the same period of 2010 was led by a strong quarter of Disposable Protective Apparel segment sales, which posted sales of $3.5 million, representing a 22.7% increase over the $2.8 million in sales in the fourth quarter of 2010. In addition, Disposable Protective Apparel segment sales increased 8% sequentially from our third quarter of 2011 and have increased each quarter since the fourth quarter of 2010, with the exception of the second quarter of 2011, which was basically flat to the first quarter of 2011. This reflects the continued traction that we are gaining as a result of our shift in sales strategy to utilize a more diversified, broader, global distribution strategy.”

Mr. Millar concluded, “The Building Supply segment posted record revenue for the year despite the continued weak building market and difficult economic environment and now accounts for over 56% of our consolidated revenue. When the housing market starts to rebound, we expect to be in a position to benefit from significant growth opportunities. In addition, we expect to launch an economy version of our synthetic roof underlayment in the first quarter of 2012 to capture additional market share in the lower end of the synthetic roof underlayment market. We remain optimistic about the future of this segment, as our distribution channel strategy continues to strengthen.”

Consolidated net sales for the year ended December 31, 2011 decreased 8.1% to $38.5 million from $41.9 million in the comparable period of 2010. This decrease resulted from decreased sales in the Infection Control and Disposable Protective Apparel segments, offset primarily by increased sales in the Building Supply segment.

Building Supply segment sales for the year ended December 31, 2011 increased by 11.5% to $21.6 million, compared to $19.4 million for the same period of 2010. The sales mix of the Building Supply segment for the years ended December 31, 2011 and 2010 was 69% for synthetic roof underlayment and 31% for housewrap. Sales for the Disposable Protective Apparel segment for the year ended December 31, 2011 decreased 23.7% to $12.6 million, compared to $16.4 million for the same period of 2010. Infection Control segment sales for the year ended December 31, 2011 decreased by 28.2% to $4.3 million, compared to $6.1 million for the same period of 2010. Mask sales were down by 28.2% to $2.9 million, medical bed pads and pet beds were down 84.2% to $0.1 million, as the product line was sold in the first quarter of 2011, and shield sales were down by 3.1% to $1.4 million, as compared to the same period of 2010. The overall mask sales decrease for 2011 was primarily due to a decline in industrial mask sales as a result of our former largest industrial distributor launching its own line of masks, as well as a decline in medical mask sales.

Gross profit for the three months ended December 31, 2011 decreased 5.6% to $3.2 million, or 35.3% gross profit margin, from $3.4 million, or 39.3 % gross profit margin, for the same period of 2010. Gross profit for the year ended December 31, 2011 decreased 14.5% to $14.0 million, or 36.5% gross profit margin, from $16.4 million, or 39.2% gross profit margin, for the same period of 2010. Gross profit margin for the three months and year ended December 31, 2011 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales. For the year ended December 31, 2011, gross profit margin in the Disposable Protective Apparel segment was down as compared to the same period of 2010 due to competitive pricing pressures from our former largest distributor.

Selling, general and administrative expenses decreased by 17.2% to $2.6 million for the fourth quarter of 2011 from $3.2 million for the same quarter last year. Expenses in all three segments were down in the fourth quarter of 2011, as compared to the same period of 2010. As a percentage of net sales, selling, general and administrative expenses decreased to 28.7% for the three months ended December 31, 2011 from 36.4% for the same period of 2010.

Selling, general and administrative expenses for the year ended December 31, 2011 decreased by 11.0% to $12.3 million from $13.8 million for the same period last year. Expenses in the Disposable Protective Apparel and Infection Control segments as well as corporate unallocated expenses, were down, partially offset by an increase in expenses in the Building Supply segment. As a percentage of net sales, selling, general and administrative expenses decreased to 32.0% for the year ended December 31, 2011 from 33.0% for the same period of 2010.

Net income increased 624.5% for the three months ended December 31, 2011 to $355,000, compared to $49,000 for the three months ended December 31, 2010. Net income as a percentage of net sales for the three months ended December 31, 2011 and 2010 was 3.9% and 0.6%, respectively. Basic and diluted earnings per common share for the three months ended December 31, 2011 and 2010 were $0.02 and $0.00, respectively.

Net income decreased 28.3% for the year ended December 31, 2011 to $933,000, compared to $1.3 million for the year ended December 31, 2010. Net income as a percentage of net sales for the year ended December 31, 2011 and 2010 was 2.4% and 3.1%, respectively. Basic and diluted earnings per common share for the years ended December 31, 2011 and 2010 were $0.04 and $0.06, respectively.

The consolidated balance sheet remained strong with a current ratio of 35:1 as of December 31, 2011, compared to 39:1 as of December 31, 2010. The Company completed the 2011 fourth quarter with working capital of $29.7 million.

Lloyd Hoffman, Chief Financial Officer, commented, “We continue to be encouraged by the progress that we have made in the second half of 2011 with $741,000 of net income generated during this period, or 79% of the year's total net income. Cash and cash equivalents increased by 41.1%, or $2.2 million, to $7.5 million as of December 31, 2011, compared to $5.3 million as of December 31, 2010. The increase in cash and cash equivalents was due to cash provided by operating activities of $3.8 million, partially offset by cash used in financing activities of $1.5 million and cash used in investing activities of $42,000. Inventory decreased by $1.8 million, or 10.1%, to $15.6 million as of December 31, 2011 from $17.3 million as of December 31, 2010. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $2.1 million, or 31.8%, to $4.6 million. Inventory for the Infection Control segment decreased by $817,000, or 17.6%, to $3.8 million. Inventory for the Building Supply segment increased by $1.2 million, or 20.5%, to $7.1 million. From a cash flow perspective, the inventory net change of $1.6 million is comprised of the balance sheet inventory net change of $1.8 million, less the $181,000 of inventory sold through the sale of the pet bed and medical bed pad lines in the first quarter of 2011.”

Mr. Hoffman concluded, “As of December 31, 2011, we had $1.3 million available for additional common stock purchases under our repurchase program. For the three months ended December 31, 2011, we repurchased 584,350 shares of common stock at a cost of $696,000. For the year ended December 31, 2011, we repurchased 1,314,778 shares of common stock at a cost of $1.6 million. As of December 31, 2011, we had repurchased a total of 7,508,578 shares of common stock at a cost of $9.2 million through our repurchase program. We retire all common stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operating activities, current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$7,503,000	$5,316,000
Accounts receivable, net of allowance for doubtful accounts
of $54,000 and $77,000 as of December 31, 2011 and 2010,
respectively	4,725,000	3,816,000
Inventories	15,566,000	17,318,000
Prepaid expenses	2,243,000	3,719,000
Deferred income taxes	572,000	443,000
Total current assets	30,609,000	30,612,000

Property and equipment, net	3,636,000	4,162,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	135,000	164,000
Equity investments in and advances to unconsolidated affiliates	2,435,000	1,941,000
Total assets	$36,870,000	$36,934,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$702,000	$487,000
Accrued liabilities	169,000	296,000
Total current liabilities	871,000	783,000

Deferred income taxes	823,000	639,000
Total liabilities	1,694,000	1,422,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized;
21,122,840 and 22,424,285 shares outstanding as of
December 31, 2011 and 2010, respectively	211,000	224,000
Additional paid-in capital	22,248,000	23,504,000
Retained earnings	12,717,000	11,784,000
Total shareholders' equity	35,176,000	35,512,000
Total liabilities and shareholders' equity	$36,870,000	$36,934,000

Condensed Consolidated Income Statements

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$9,160,000	$8,715,000	$38,502,000	$41,890,000

Cost of goods sold, excluding depreciation
and amortization	5,928,000	5,291,000	24,456,000	25,468,000
Gross profit	3,232,000	3,424,000	14,046,000	16,422,000

Operating expenses:
Selling, general and administrative	2,629,000	3,176,000	12,323,000	13,839,000
Depreciation and amortization	202,000	217,000	818,000	844,000
Total operating expenses	2,831,000	3,393,000	13,141,000	14,683,000

Income from operations	401,000	31,000	905,000	1,739,000
Other income:
Equity in income of unconsolidated affiliates	126,000	55,000	494,000	317,000
Net gain on sales of assets	-	-	41,000	-
Interest, net	19,000	5,000	41,000	25,000
Total other income	145,000	60,000	576,000	342,000
Income before provision
for income taxes	546,000	91,000	1,481,000	2,081,000

Provision for income taxes	191,000	42,000	548,000	780,000

Net income	$355,000	$49,000	$933,000	$1,301,000

Basic earnings per common share	$0.02	$0.00	$0.04	$0.06

Diluted earnings per common share	$0.02	$0.00	$0.04	$0.06

Basic weighted average common shares outstanding	21,408,293	22,424,285	22,077,905	22,424,038

Diluted weighted average common shares outstanding	21,408,293	22,424,285	22,077,905	22,685,154